Exhibit 99.1

Special Jetwire – A Message from Doug Parker and Robert Isom

Dear fellow team members,

We have come to you many times throughout the pandemic, often with sobering updates on a world none of us could have imagined. Today is the hardest message we have had to share so far – the announcement of involuntary staffing reductions effective Oct. 1.

As you all know, the Payroll Support Program (PSP) of the CARES Act protected our team against involuntary separations through Sept. 30. It also ensured that we and other airlines continued to serve each of the markets we flew prior to the crisis. It was an incredibly effective piece of legislation. By providing airlines the funds to pay much of our team member salaries and benefits, it ensured the commercial airline industry kept flying in the face of very low demand for air travel and kept our country moving, with all markets continuing to receive safe and efficient commercial air service.

The only problem with the legislation is that when it was enacted in March, it was assumed that by Sept. 30, the virus would be under control and demand for air travel would have returned. That is obviously not the case. Based on current demand levels, we at American now plan to fly less than 50% of our airline in the fourth quarter, with long-haul international particularly reduced to only 25% of 2019 levels. So, as Sept. 30 approaches, we have announced reductions in service, including the complete elimination of service to certain markets in early October, and today we are announcing the related reductions in our workforce.

In short, American’s team will have at least 40,000 fewer people working Oct. 1 than we had when we entered this pandemic. We have worked to mitigate as many involuntary reductions as possible through voluntary programs. Across the mainline and regional carriers, more than 12,500 of our colleagues have made the difficult decision to leave the company permanently through early out programs or retirement. Another 11,000 team members have offered to be on a leave of absence in October. These are important life decisions and we respect and greatly appreciate the sacrifice these team members have made, and continue to make, for American and their fellow team members.

Even with those sacrifices, approximately 19,000 of our team members will be involuntarily furloughed or separated from the company on Oct. 1, unless there is an extension of the PSP. Furlough numbers by workgroup are published on Jetnet. Each group is in a different situation. For example, since international flying is being reduced more than domestic service, groups that are staffed more heavily toward international service may see a larger impact. Your individual leaders will be sharing more in the days ahead.

The one possibility of avoiding these involuntary reductions on Oct. 1 is a clean extension of the PSP. Led by your labor unions, with the support of the industry, we have generated enormous bipartisan support for such an extension. The overwhelming majority of members of both the U.S. House and Senate appreciate that saving jobs in the airline industry through this crisis will mean a quicker economic recovery in the months and years ahead. And that preserving these essential service jobs will also mean continued commercial air service to all communities, small and large.
But, despite this broad bipartisan support, a PSP extension is tied up in a larger COVID-19 relief package, which our elected officials haven’t yet been able to negotiate. So we must prepare for the possibility that our nation’s leadership will not be able to find a way to further support aviation professionals and the service we provide, especially to smaller communities. If you haven't already done so, you can let your elected officials know just how important a PSP extension is to you, your families and our economic recovery.

The coming weeks and months will be some of the most difficult we have ever faced. No matter how challenging they seem, remember this: The American Airlines team is no stranger to adversity, and in adversity, we always come through. We will come out on the other side of this crisis. Demand will return. Team members will be recalled. The world will find its new normal, and when it does, American is going to be there. Until then, take heart that we will get through this together. The professionalism and care this team has shown over the past six months has been nothing short of extraordinary. We are all American Airlines, and we will survive, and one day, thrive again. Thank you for all you are doing now, and tomorrow, to carry us through.

Doug and Robert

Anticipated furloughs by workgroup
Numbers are approximate; individual numbers will be communicated by workgroup

Workgroup	Furloughs
Pilots	1,600
Flight Attendants	8,100
Maintenance & Related	800
Fleet Service	2,225
Passenger Service	1,275
Reservations	0
Dispatch	150
Flight Crew Training Instructors and Simulator Pilot Instructors	12
Flight Simulator Engineers	0
Wholly Owned Carriers	3,000